Supplement dated November 30, 2022
to Final Term Sheet dated October 13, 2022
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021 and
Product Supplement EQUITY ARN-1 dated February 2, 2022)
Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-261476
The Bank of Nova Scotia
Accelerated Return Notes®
Linked to the S&P 500® Index due December 29, 2023
CUSIP: 06418B173
(the “notes”)
This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA Securities, Inc. and any of our or their respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final Term Sheet dated October 13, 2022 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on October 13, 2022, the first day of the Starting Value Determination Period, was 3,669.91.
The Starting Value Determination Period expired on November 14, 2022. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 3,583.07, which was the closing level of the Market Measure on October 14, 2022.
Therefore, the Starting Value for the notes is 3,583.07.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, page PS-6 of product supplement EQUITY ARN-1, page S-2 of the prospectus supplement, and page 7 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated October 13, 2022: https://www.sec.gov/Archives/edgar/data/9631/000114036122037411/brhc10042950_424b2.htm
•	Product supplement EQUITY ARN-1 dated February 2, 2022: https://www.sec.gov/Archives/edgar/data/9631/000091412122000966/bn57062750-424b2.htm
•	Prospectus supplement dated December 29, 2021: https://www.sec.gov/Archives/edgar/data/9631/000091412121007897/bn56815298-424b3.htm
•	Prospectus dated December 29, 2021: https://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to The Bank of Nova Scotia.